EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SMART & FINAL INC.

Smart & Final Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: That at a meeting of the Board of Directors of Smart & Final Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article Fourth thereof so that, as amended said first paragraph of Article Fourth shall be and read in its entirety as follow:

“FOURTH: The total number of shares which the Corporation shall have the authority to issue is 110,000,000 share, consisting of (a) 100,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $1.00 per share (the ‘Preferred Stock”).”

Second: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Smart & Final Inc. has caused this Certificate to be signed by Roger M. Laverty, III, its President, and attested by Donald G. Alvarado, its Secretary this 28t h day of May, 1993.

By:	/s/ Roger M. Laverty
Roger M. Laverty, III, President

Attest:

By:	/s/ Donald G. Alvarado
Donald G. Alvarado, Secretary